UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2014

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

411 Fountain Lakes Blvd., St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Statement

LMI Aerospace, Inc. (the “Company”) filed a Current Report on Form 8-K on February 21, 2014, which, among other things, announced that Daniel G. Korte would succeed Ronald S. Saks as Chief Executive Officer and

President as of March 18, 2014. The Company is filing this amendment in light of the succession becoming effective and to provide updated information as set forth below.

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry Into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to the Consulting Agreement (as defined below) is hereby incorporated into this Item 1.01 by reference.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 18, 2014, Mr. Korte succeeded Mr. Saks as Chief Executive Officer and President of the Company.

In connection with Mr. Korte’s commencement as Chief Executive Officer, on March 14, 2014, the Company’s Compensation Committee granted Mr. Korte an incentive grant of the Company’s common stock, par value $0.02 per share (“Common Stock”) having a fair value of one hundred twenty-five thousand dollars ($125,000) on the date of grant (the “Incentive Grant”). The Incentive Grant consists of three Restricted Stock Award Agreements (the “Incentive RSA Agreements”), each of which grants Mr. Korte 2,778 shares of Common Stock (“Incentive Restricted Shares”). The Incentive Restricted Shares will vest if (i) the Company achieves the Price Milestone set forth in the applicable Incentive RSA Agreement, and (ii) Mr. Korte is employed by the Company on the third anniversary of the date on which the Company achieves such Price Milestone. The Company will be deemed to have achieved the Price Milestone, if the Company’s Common Stock has a fair market value equal to or greater than $17.00 per share, $21.00 per share or $25.00 per share, as set forth in the applicable Incentive RSA Agreement, for ten consecutive trading days prior to the third anniversary of the date of grant. If the Company has not achieved the Price Milestone set forth in an Incentive RSA Agreement prior to the third anniversary of the date of grant, the applicable Incentive Restricted Shares shall be terminated and forfeited back to the Company. The Incentive Grant was granted under the Company’s 2005 Long-Term Incentive Plan and is subject to the terms and conditions of the Incentive RSA Agreements entered into by the Company and Mr. Korte March 14, 2014.

The foregoing description of the Incentive RSA Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, the form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

As part of the Company’s Long-Term Incentive Plan, on March 14, 2014, the Company’s Compensation Committee also granted Mr. Korte 23,021 shares of the Company’s Common Stock (the “LTI Restricted Shares”) having an aggregate fair value of three-hundred thirty-six thousand four hundred sixty dollars ($345,315) on the date of grant (the “LTI Grant”).  The LTI Restricted Shares will vest on the third anniversary of the date of grant, subject to Mr. Korte being employed by the Company on such date. The LTI Grant was made under the Company’s 2005 Long-Term Incentive Plan and is subject to the terms and conditions of that certain Restricted Stock Award Agreement entered into by the Company and Mr. Korte March 14, 2014 (the “LTI Agreement”).

The foregoing description of the LTI Grant does not purport to be complete and is qualified in its entirety by reference to the full text of the LTI Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Effective March 18, 2014, Mr. Saks succeeded Joseph Burstein as Chairman of the Board of Directors of the Company (the “Board”).

Independent of Mr. Saks’ obligations as Chairman of the Board, on March 18, 2014, the Company entered into a consulting agreement with Mr. Saks (the “Consulting Agreement”) pursuant to which Mr. Saks shall provide general consulting services as and when requested by the Company regarding the strategy, operations, financial performance, customers, suppliers, contractual commitments, employees, historical data, metrics and similar information pertaining to the Company and its subsidiaries. Pursuant to the terms of the Consulting Agreement, the Company shall pay Mr. Saks a consultant fee of two hundred fifty-one thousand one hundred sixty-six dollars ($251,166), payable in shares of the Company’s Common Stock. The shares of Common Stock shall be granted in three equal installments in an amount equal to shares of the Company’s Common Stock having an aggregate fair value of eighty-three thousand seven hundred twenty-three dollars ($83,723) on each grant date. Each installment shall be granted on the fourth trading day following the Company’s earnings release for the quarter in which the services were performed. Pursuant to the terms of the Consulting Agreement, the Company shall reimburse Mr. Saks for all reasonable travel-related expenses, including air fare and accommodations. In addition, the Consulting Agreement includes confidentiality and indemnification provisions. The Consulting Agreement becomes effective March 19, 2014 and terminates December 31, 2014.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 19, 2014

LMI AEROSPACE, INC.

By:	/s/ Clifford C. Stebe, Jr.
Clifford C. Stebe, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Incentive Restricted Stock Award Agreement between L.M.I. Aerospace, Inc. and Daniel J. Korte.
10.2	LTI Restricted Stock Award Agreement dated March 14, 2014 between L.M.I. Aerospace, Inc. and Daniel J. Korte.
10.3	Consulting Agreement dated March 18, 2014 and effective as of March 19, 2014 between L.M.I. Aerospace, Inc. and Ronald S. Saks.